Exhibit 99.01

Neuralstem Appoints Richard Daly as President and Chief Executive Officer

GERMANTOWN, MD, February 16, 2016 — Neuralstem, Inc. (Nasdaq: CUR), a biopharmaceutical company focused on the development of central nervous system therapies based on its neuronal stem cell technology, announced the appointment of Richard J. Daly to the position of President and Chief Executive Officer, effective February 15, 2016. Mr. Daly brings to the position over 25 years of commercial pharmaceutical leadership experience encompassing strategy, sales, marketing, and operations. Mr. Daly is also being appointed to the company’s Board of Directors.

Mr. Daly succeeds Richard Garr, J.D., who served as President and Chief Executive Office since co-founding Neuralstem with the Chairman and Chief Scientific Officer, Karl Johe, Ph.D., in 1996. Mr. Garr will continue to serve on the Board of Directors and will assist in the transition period to maintain the momentum of the company’s corporate and clinical development initiatives.

“I have been extremely proud to be a part of this dedicated team of exceptional scientific and medical professionals bringing this breakthrough science from the laboratory through the clinic,” said Mr. Garr. “With Mr. Daly’s strong leadership and distinguished 25-year track record across many areas of pharma expertise, I believe the company’s clinical and corporate strategies are poised for future commercialization and potential partnerships.”

"Neuralstem's neurogenic platform is an exciting and novel technology. We are focused on advancing the clinical programs toward commercialized therapies and creating stakeholder value," commented Richard Daly.

Mr. Daly most recently served as Managing Director of Ravine Rock Partners, LLC; a healthcare commercial performance acceleration firm where his expertise was leveraged as the Interim Chief Commercial Officer of Catalyst Pharma until September 2015. Moreover, he led the turnaround initiatives of Bristol-Myers Squibb – AstraZeneca Diabetes Alliance when serving as the President of the U.S. Diabetes subsidiary from 2013 through the AstraZeneca integration completion in 2014. Under Mr. Daly’s leadership the Alliance team successfully launched two major products, Farxiga and Myalept.

From 2011-2013, Mr. Daly was a founding Partner and Board Member of SagePath Partners LLC, a commercial outsourcing provider to the pharmaceutical industry. SagePath was sold to Ashfield Commercial & Medical Services in 2013.

Mr. Daly was also part of the executive leadership team that executed the formation and growth of Takeda North America. During his 13-year tenure, he served as Executive Vice President, U.S., where he was responsible for new affiliates and business development for the Americas. His achievements include building three new companies in the region and launching multiple products including Actos and Dexilant in the U.S and Dexilant, Edarbi, and Mepact in new affiliate regions of Mexico and Canada. Earlier in his career, he served as the Vice President of Commercial Strategy at TAP Pharmaceuticals, an Abbott Labs and Takeda joint-venture,  and Senior Vice President of Marketing at Takeda North America.

He currently serves on the boards of Catalyst Pharmaceuticals and Synergy Pharmaceuticals.  Mr. Daly earned an M.B.A. from Northwestern University’s Kellogg Graduate School of Management and holds a B.S. in Microbiology from The University of Notre Dame.

Inducement Grant

In connection with Mr. Daly’s appointment as President and CEO, on February 15, 2016, the Compensation Committee of the company's Board of Directors approved the grant of non-qualified stock option to purchase 2,750,000 shares of the company’s common stock. The option has an exercise price of the closing price of $0.69, a term of 10 years and vests as follows: 25% of the stock options vest on the six month anniversary of Mr. Daly’s appointment; 25% of the stock options vest on the one year anniversary of Mr. Daly’s employment, and the remaining options vest quarterly over a three year period thereafter. The grant was made as an inducement material to Mr. Daly’s acceptance of employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4).

About Neuralstem

Neuralstem is a clinical development company focused on the development of novel treatments for central nervous system disorders based on its proprietary neuronal stem cell technology. This technology enables a dual platform to develop therapies in both small molecule compounds and stem cell therapies.

Neuralstem’s lead neurogenic small molecule compound, NSI-189, is a novel therapy for the treatment of major depressive disorder. The company has completed Phase 1a and 1b trials and is expecting to initiate a Phase 2 efficacy study for MDD.

Neuralstem's ability to generate neural stem cell lines from human hippocampus, which were used for systematic chemical screening for neurogenesis effect, has led to the discovery and patenting of molecules that Neuralstem believes may stimulate the brain's capacity to generate new neurons, potentially reversing pathophysiologies associated with certain central nervous system (CNS) conditions.

Neuralstem's patented technology enables the commercial-scale production of multiple types of central nervous system stem cells, which are being developed as potential therapies for many central nervous system diseases and conditions.

Neuralstem's first stem cell product candidate, NSI-566, a spinal cord-derived neural stem cell line, is under development for treatment of amyotrophic lateral sclerosis (ALS). Neuralstem has completed two clinical studies, in a total of thirty patients, which met primary safety endpoints. In addition to ALS, NSI-566 is also being tested in a Phase 1 study to treat paralysis due to chronic spinal cord injury, as well as in a Phase 1 study to treat paralysis from ischemic stroke.

Neuralstem's next generation stem cell product, NSI-532.IGF, consists of human cortex-derived neural stem cells that have been engineered to secrete human insulin-like growth factor 1 (IGF-1) protein. The treatment is currently in preclinical investigation for Alzheimer's disease (AD). In animal study reported at the 2015 Annual Meeting of the American Neurological Association, the cells improved cognition and reduced amyloid beta (Aβ) plaque load in AD mice.

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn.

Cautionary Statement Regarding Forward Looking Information:

This news release contains "forward-looking statements" made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "seek" or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2014, and Form 10-Q for the three and nine months ended September 30, 2015, filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC.

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